Exhibit 99.3

ARM Holdings plc

US EMPLOYEE STOCK
PURCHASE PLAN

Adopted by ARM Holdings plc on 25 April 2006

KPMG LLP
1 Puddle Dock
London
EC4V 3PD

Contents

1	Purpose	1
2	Administration	1
3	Shares	1
4	Offerings	2
5	Eligibility	2
6	Participation	2
7	Employee Contributions	2
8	Deductions Changes	2
9	Withdrawal	3
10	Grant of Options	3
11	Exercise of Option and Purchase of Shares	4
12	Issuance of Certificates	4
13	Definitions	4
14	Rights on Death or Other Termination of Employment	6
15	Special Rules	6
16	Optionees Not Shareholders	6
17	Rights Not Transferable	7
18	Application of Funds	7
19	Adjustment in Case of Changes Affecting Shares	7
20	Amendment of the Plan	11
21	Insufficient Shares	12
22	Termination of the Plan	12
23	Governmental Regulations	12
24	Governing Law	12
25	Issuance of Shares	12
26	Tax Withholding	12
27	Notification upon Sale of Shares	12
28	Effective Date and Approval of Shareholders	13

Rules of the ARM Holdings plc US Employee Stock Purchase Plan

1.	Purpose

The purpose of the ARM Holdings plc (“the Parent”) US Employee Stock Purchase Plan (“the Plan”) is to provide employees of the Designated Subsidiaries with opportunities to purchase ordinary shares in the capital of the Parent, having a par value of 0.05p (the “Shares”). The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

2.	Administration

The Plan will be administered by the Share Scheme Committee of the Parent’s Board of Directors (the “Committee”). The Committee has authority to make rules and regulations for the administration of the Plan, including for the avoidance of doubt for any notice or communication under or in connection with the Plan to be made by email or intranet, and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

3.	Shares

3.1	Limit for all share plans

Options may be granted pursuant to these Rules provided that such Options shall be limited and take effect so that the grant does not result in the aggregate of:

(a) pursuant to Rule 10, the maximum number of Shares which remain issuable (and when it is a best practice requirement of the ABI, the maximum number of Treasury Shares that remain reissuable) pursuant to subsisting Options granted under the Plan within the preceding five years;

(b) the actual number of Shares which have been issued (and when it is a best practice requirement of the ABI, the actual number of Treasury Shares that have been reissued) pursuant to Options granted under the Plan within the preceding five years; and

(c) the number of Shares which have been issued (and when it is a best practice requirement of the ABI, the number of Treasury Shares that have been reissued) or which remain issuable or reissuable accordingly (as the case may be) pursuant to rights granted under any Other Plan within the preceding five years, exceeding ten per cent (10%) of the Shares in issue on the last Dealing Day before the Date of Grant PROVIDED THAT the limit in Rule 3.2 is not exceeded. The Parent’s Board of Directors may adjust the aggregate number of Shares in each case to reflect any subsequent variation of Share capital of the Parent in such manner as the Board in their discretion consider is fair and reasonable PROVIDED THAT the limit in Rule 3.2 is not exceeded.

3.2	Number of Shares available under this Plan

Subject to Rule 3.1, twenty-five million (25,000,000) Shares in aggregate will be available for issuance under the Plan, being 1.8% of the Share Capital of the Parent at the date of the adoption of this limit.

4.	Offerings

The Parent will make one or more offerings to eligible employees to purchase Shares under the Plan (“Offerings”). Each Offering will be for any period of between 6 and 24 calendar months as determined by the Committee from time to time.

5.	Eligibility

All employees including employees who are also directors of any Designated Subsidiary (as defined in Rule 13) are eligible to participate in any one or more of the Offerings under the Plan, except where prohibited by law provided that as of the Offering Date they have completed at least six (6) months of employment with the Parent or a Designated Subsidiary or such lesser period as the Committee may decide from time to time.

6.	Participation

An employee eligible on any Offering Date may participate in such Offering by submitting an enrollment form to his appropriate payroll location at least ten (10) business days before the Offering Date (or by such other deadline as shall be established for the Offering). The form will (a) state a whole percentage to be deducted from his Compensation (as defined in Rule 13) per pay period during the Offering, (b) authorize the purchase of Shares for him in the Offering in accordance with the terms of the Plan, and (c) specify the exact name or names in which Shares purchased for him are to be issued pursuant to Rule 12. An employee who does not enroll in accordance with these procedures will be deemed to have waived his right to participate. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

7.	Employee Contributions

Each eligible employee may authorize payroll deductions at any whole percentage up to a maximum of ten percent (10%) of his Compensation for each pay period, or such other percentage established by the Committee. The Parent and each Designated Subsidiary will maintain book accounts showing the amount of payroll deductions made by each participating employee for each Offering. No interest will accrue or be paid on payroll deductions.

8.	Deductions Changes

An employee may not increase his payroll deduction during any Offering. An employee generally may not decrease his payroll deduction during an Offering, but may terminate his payroll deduction for the remainder of the Offering and withdraw from the Offering under Rule 9.

9.	Withdrawal

An employee may withdraw from participation in an Offering by delivering a notice of withdrawal to his appropriate payroll location. The employee’s withdrawal will be effective as of the next business day. Following an employee’s withdrawal, the Parent or Designated Subsidiary will promptly refund to him his entire account balance under the Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Rule 6.

10.	Grant of Options

On each Offering Date, the Parent will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, a maximum number of Shares equal to the Maximum Value for the Offering divided by the Fair Market Value of the Shares on the Offering Date, rounded down to the nearest whole share. The basis of determining the purchase price for each Share purchased under such Option (the “Option Price”) will be decided by the Committee on the Offering Date and may be determined as a proportion of the Fair Market Value of the Share on the Offering Date, a proportion of the Fair Market Value of the Share on the Exercise Date or the lower of such amounts. However the purchase price for each Share decided by the Committee will not be less than the lower of 85% of the Fair Market Value of the Share on the Offering Date and 85% of the Fair Market Value of the Share on the Exercise Date.

Notwithstanding the foregoing, no employee may be granted an Option hereunder if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Parent or any “parent corporation” or Subsidiary (as defined in Rule 13). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase Shares under the Plan, and any other employee stock purchase plan of the Parent and any parent corporations and Subsidiaries, to accrue at a rate which exceeds $25,000 (or such other limit specified in Section 423(8) of the Code) of the Fair Market Value of such Shares (determined on the Option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

If the Parent is prevented by statute, order, regulation or government directive or the Model Code from granting Options within the period of 42 days referred to in definition of “Offering Date”, then the Parent may grant Options within twenty one days of the lifting of such restrictions.

11.	Exercise of Option and Purchase of Shares

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from the Parent such number of whole Shares as his accumulated payroll deductions on such date will purchase at the Option Price and the Exchange Rate in effect on the Exercise Date, subject to any other limitations contained in the Plan. Any amount remaining in an employee’s account at the end of an Offering will be refunded, without interest, to the employee promptly.

Where Shares are listed or dealt on any recognised stock exchange within the meaning of section 841 of the UK Income and Corporation Taxes Act 1988 or a recognised investment exchange within the meaning of the UK Financial Services and Markets Act 2000 (“Recognised Exchange”) no Option may be exercised in contravention of the Model Code or such securities transactions rule of the Recognised Exchange as may from time to time be in force.

12.	Issuance of Certificates

Certificates representing Shares purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, or their, nominee for such purpose.

13.	Definitions

“ABI” means the Association of British Insurers.

“Compensation” means the amount of gross base pay, prior to salary reduction pursuant to either Section 125 or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of stock options, and similar items.

“Dealing Day” means any business day on which London Stock Exchange plc is open for trading.

“Designated Subsidiary” means any present or future Subsidiary (as defined below) that is designated from time to time by the Board of Directors of the Parent or by the Committee to participate in the Plan. Subsidiaries may be so designated either before or after the Plan is approved by the shareholders.

“Exchange Rate” means the exchange rate designated by the Committee in advance of an Offering for the purpose of converting U.S. dollars into British pounds.

“Fair Market Value of the Shares” means an amount equal to the closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc for the preceding trading date or, if the Shares are not listed on the Daily Official List, the market value of a Share as determined in good faith by the Committee PROVIDED that such amount or value is not less than the fair market value of the Shares for the purpose of the Code.

“Group” means the Parent and any Subsidiary and “Group Company” shall be construed accordingly.

“Maximum Value for the Offering” means a value determined by the Committee on the Offering Date but such that the value determined does not exceed $25,000 (or such other limit specified in Section 423(8) of the Code) for each calendar year in which the Option granted in respect of that Offering is outstanding at any time, determined in accordance with Section 423(8) of the Code, converted into British pounds at the Exchange Rate in effect on the Offering Date.

“Model Code” means the Model Code for transactions in securities by directors issued from time to time by the UK Listing Authority, and/or any code adopted by the Parent’s Board of Directors in addition to or replacement of such publication.

“New Option” means an option over shares meeting the requirements of sub-paragraphs 27(4)(c) and (d) of schedule 4 of the UK Income Tax (Earnings and Pensions) Act 2003 granted in consideration for the release of a subsisting Option pursuant to Rule 19.1(d) .

“Offering Date” means the commencement date of the Offering which must be within the period of forty two days commencing on

(i) the day on which results of the Parent are announced to the London Stock Exchange plc (or any successor thereto) for any period;

(ii) a day on which the Committee resolves that exceptional circumstances exist which justify the grant of Options;

(iii) any day on which changes to the law affecting such Options are announced, effected or made; or

(iv) if the Parent cannot grant Options under (i) to (iii) above due to restrictions imposed by statute, order, regulation, government direction, or the Model Code, within 42 days of the lifting of such restrictions.

“Other Plan” means any plan (other than this Plan) which provides for the subscription of Shares by or on behalf of employees of the Group;

“Parent” means ARM Holdings plc registered in England and Wales under number 2548782.

“parent corporation” means a “parent corporation”, as defined in Section 424(e) of the Code, with respect to the Parent.

“Recognised Exchange” means a recognised stock exchange within the meaning of section 841 of the UK Income and Corporation Taxes Act 1988 or a recognised investment exchange within the meaning of the UK Financial Services and Markets Act 2000.

The term “Subsidiary” means a “subsidiary corporation”, as defined in Section 424(f) of the Code, with respect to the Parent.

“Treasury Shares” means shares in the Parent as defined in section 162A UK Companies Act 1985 as inserted by the Companies (Acquisition of Own Shares) (Treasury Shares) Regulations 2003.

14.	Rights on Death or Other Termination of Employment

Subject to Rule 19.4, if a participating employee’s employment terminates before the Exercise Date for any Offering for any reason other than death, no further payroll deduction will be taken from any pay due and owing to the employee and the balance in his account will be paid to him as if he had withdrawn from the Plan under Rule 9. For the purpose of this Rule 14 an employee’s employment shall be treated as terminating on the date he ceases to be employed by a Group Company without immediately commencing employment with another Group Company.

If a participating employee dies before the Exercise Date for an Offering, his designated beneficiary shall have the right to elect either to exercise the participant’s Option on the Exercise Date for the Offering or to withdraw from the Offering. Such election shall be made by written notice to the Parent or Designated Subsidiary in the form provided by the Committee, delivered prior to the Exercise Date and not later than sixty (60) days after the participant’s death. If the designated beneficiary elects to withdraw, or makes no election within the applicable time period, the balance of the participant’s account will be paid to his designated beneficiary as if he had withdrawn from the Plan under Rule 9. Beneficiaries shall be designated in the manner provided by the Committee.

15.	Special Rules

Notwithstanding anything herein to the contrary, the Committee may adopt special rules applicable to the employees of the Parent or of a particular Designated Subsidiary, whenever the Committee determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where the Parent or such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Such special rules may include (by way of example, but not by way of limitation) the establishment of a method for employees of a given Designated Subsidiary to fund the purchase of Shares other than by payroll deduction, if the payroll deduction method is prohibited by local law or is otherwise impracticable. Any special rules established pursuant to this Rule 15 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other participants in the Plan.

16.	Optionees Not Shareholders

16.1	Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a shareholder of the Shares covered by an Option under the Plan until such Shares have been purchased by and issued to him.

16.2	Participation in the Plan shall be on the express condition that:-

(a) neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any member of the Group any additional or other rights to compensation or damage; and

(b)	no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)	the participating employee shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

(d)	neither the grant of an Option nor any benefit which may accrue to a participant in respect of an Option shall form part of that participant’s pensionable compensation for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

17.	Rights Not Transferable

Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

18.	Application of Funds

All funds received or held by the Parent or any Designated Subsidiary under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

19.	Adjustment in Case of Changes Affecting Shares

19.1	Takeovers, reconstructions & option exchanges

(a) If any person obtains Control of the Parent (within the meaning of section 840 of the UK Income and Corporation Taxes Act 1988) as a result of making:

(i) a general offer to acquire the whole of the issued share capital of the Parent (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Parent; or

(ii) a general offer to acquire all the shares (other than shares which are already owned by him) in the Parent which are of the same class as Shares subject to a subsisting Option then the Parent shall notify all participating employees as soon as is practicable of the offer. Any subsisting Option may, subject to Rules 19.1(f) and 19.1(g), be exercised (but so that any exercise hereunder shall be conditional upon Control being obtained) from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Parent and any condition subject to which the offer is made has been satisfied. Subject to Rule 19.1(i), at the end of this six month period an unexercised Option shall lapse.

(b)	If under section 425 of the UK Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement likely to affect or apply to Shares then the Parent shall give notice thereof to all participating employees at the same time as it sends notices to members of the Parent calling the meeting to consider such a compromise or arrangement. Any subsisting Option may, subject to Rules 19.1(f) and 19.1(g), be exercised by a participating employee subject to the terms of this Rule before the later of the expiry of six months from the date of such notice and the date on which the Court sanctions such compromise or arrangement. Subject to Rule 19.1(i), at the end of the relevant period an unexercised Option shall lapse. The exercise of an Option under this Rule 19.1(b) shall be conditional on such compromise or arrangement being sanctioned by the Court and becoming effective. If the Shares acquired on the exercise of the Option are not subject to such compromise or arrangement then the participating employee shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

(c)	If any person becomes bound or entitled to acquire Shares in the Parent under sections 428 to 430 of the UK Companies Act 1985 any subsisting Option may, subject to Rules 19.1(f) and 19.1(g), be exercised at any time when that person remains so bound or entitled. Subject to Rule 19.1(i), at the end of this period an unexercised Option shall lapse.

(d)	If as a result of the events specified in Rules 19.1(a), 19.1(b) or 19.1(c) a company has obtained Control of the Parent, or a company has become bound or entitled as mentioned in Rule 19.1(c), the participating employee may, if that company so agrees, release any subsisting Option he holds in consideration for the grant of a New Option.

A New Option issued in consideration of the release of an Option shall be evidenced by an Option document which shall import the relevant provisions of these Rules.

A New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Option.

(e)	If any person seeks to obtain or obtains Control of the Parent other than as a result of the events specified in Rules 19.1(a) or 19.1(b) then the Committee shall notify all participating employees as soon as practicable after the offer or change of Control. Any subsisting Option may, subject to Rules 19.1(f) and 19.1(g), be exercised (but so that any exercise hereunder shall be conditional upon Control being obtained) from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person obtains Control of the Parent and any condition subject to which the offer is made has been satisfied.

Subject to Rule 19.1(i) at the end of this six month period an unexercised Option shall lapse.

(f)	If as a result of the events specified in Rules 19.1(a), 19.1(b) or 19.1(e) a person has obtained Control of the Parent, or if a person has become bound or entitled as mentioned in Rule 19.1(c), the Committee shall be entitled at any time to specify that all subsisting Options shall cease to be exercisable at the end of a period of not less than 30 days by notice in writing to the participating employees to this effect. At the end of the period so specified an unexercised Option shall cease to be exercisable.

(g)	If as a result of the events specified in Rules 19.1(a), 19.1(b) or 19.1(e) a company will obtain Control of the Parent, or a company will become bound or entitled as mentioned in Rule 19.1(c) then notwithstanding Rules 19.1(a), 19.1(b), 19.1(c) or 19.1(e) if when the company acquires Control or becomes bound or entitled the majority of the persons comprising its board are members of the Parent’s Board of Directors an Option will only become exercisable as a result of the operation of 19.1(a), 19.1(b), 19.1(c) or 19.1(e) where neither an offer is made with the agreement of the acquiring company for the grant of New Options pursuant to Rule 19.1(d) in consideration of the release of all subsisting Options nor a person makes an offer to exchange all subsisting Options within:

(i) 30 days of the date of change of Control referred to in Rule 19.1(a) or 19.1(e);

(ii) 30 days of the Court sanctioning a compromise or arrangement referred to in Rule 19.1(b); or

(iii) 21 days of the first day of the period during which a person is bound or entitled to acquire Shares referred to in Rule 19.1(c)

If no offer is made within the period so defined, Rules 19.1(a), 19.1(b), 19.1(c) and 19.1(e) shall continue to apply. For the avoidance of doubt this Rule 19.1(g) does not affect the date the Options lapse under Rules 19.1(a), 19.1(b), 19.1(c) or 19.1(e).

(h)	If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Parent, then the Parent shall notify all participating employees as soon as is practicable and any subsisting Option shall be exercisable (but so that any exercise hereunder shall be conditional upon such resolution being passed) at any time thereafter until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Subject to Rule 19.1(i), if such a resolution is passed an unexercised Option shall thereupon lapse.

(i)	An Option whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 19.1(a), 19.1(b), 19.1(c), 19.1(e) or 19.1(h) shall if an event so specified occurs lapse in accordance with the relevant sub-rule of Rule 19.1, or if earlier, as determined by any other provision of these Rules dealing with the time of lapse. Where prior to the date an Option lapses there occurs one or more further events specified in Rules 19.1(a), 19.1(b), 19.1(c), 19.1(e) or 19.1(h) an Option shall lapse on the earlier of the date determined by the preceding part of this Rule 19.1(i) and the date of lapse relevant to the further event or events.

(j)	For the purpose of this Rule 19.1 a person shall be deemed to have obtained Control of the Parent if he and others acting in concert with him have together obtained Control of it.

(k)	A New Option shall not be exercisable by virtue of the event pursuant to which it was granted.

(l)	No Option shall be exercised pursuant to this Rule 19.1 on a date later than the Exercise Date under Rule 10. If any condition on exercise of an Option that arises under this Rule 19.1 has not been satisfied by that date, such condition shall be deemed not satisfied and such Option shall lapse on that date.

(m)	No deduction from an employee’s Compensation shall be made after notice has been given under Rule 19.1(a), (b) or (e) or where a person first becomes bound or entitled under Rule 19.1(c).

19.2	Variation of share capital

(a) In the event of any variation of the share capital of the Parent, including, but without prejudice to the generality of the preceding words, any capitalisation, rights issue, open offer, consolidation, sub-division, reduction of capital, and/or in the event of a special dividend or distribution in specie (including a demerger in the form of a distribution in specie) or other demerger in whatever form) the number of Shares subject to any Option and the Option Price may be adjusted by the Committee in such manner as is, in their opinion, fair and reasonable provided that such variation does not amount to a modification of the Option for the purposes of Section 424(h) of the Code and that the Option Price for a Share subject to an Option to subscribe is not reduced below its nominal value unless (and to the extent that) the Parent’s Board of Directors gives an undertaking that upon the exercise of such Option arrangements will be made for the capitalisation of undistributed profits or reserves of the Parent of an amount equal to the difference between the aggregate Option Price and the aggregate nominal value of the Shares to be issued upon such exercise.

Such variation shall be deemed to be effective from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within the period from the record date to the date when the Options are adjusted shall be treated as exercised with the benefit of the variation.

(b) The Committee shall take such steps as it considers necessary to notify participating employees of any adjustment made under Rule 19.2(a).

19.3	Other changes affecting the Shares

In the event of any other change affecting the Shares, such adjustment may be made as shall be deemed equitable by the Committee to give proper effect to such event provided that it does not amount to a modification of the Option for the purposes of Section 424(h) of the Code.

19.4	Acquisition of Designated Subsidiary

In the event that a participating employee ceases or will shortly cease to be an employee for the purposes of Rule 5 by reason only of the proposed dissolution, liquidation or merger or acquisition of any Subsidiary the outstanding Options of each affected participating employee shall be released in consideration for substitute new options by any successor company or (as appropriate) a parent or subsidiary of the successor company. In the event that a successor company refuses to substitute new options in this way, the participating employee shall have the right to exercise the Option as to so many of the Shares as can be acquired with the accumulated payroll deductions made during the Offering. Where the participating employee has the right to exercise Options by this Rule 19.4, the Committee shall give notice of the relevant event to the participating employee, specifying a reasonable period of time (which shall not be shorter than 14 days or longer than 30 days) in which the Option may be so exercised. Where new options are substituted for Options, the Committee shall determine, at its discretion, the proper exchange ratio of the Options and the new options for the purposes of such substitution; shall be authorized to accelerate the Exercise Date of any or all of the Options; and shall be authorized to make all necessary adjustments to the terms of the Options and the substituted options (including, without limitation, adjustments in the exercise price) which the Committee in its discretion considers are fair in the circumstances. No subsisting Option shall be exercised pursuant to this Rule 19.4 on a date later than the Exercise Date under Rule 10.

19.5	Lapse of Options

Where under the provisions of Rule 19 an Option lapses the Parent or Designated Subsidiary will promptly refund to the participating employee his entire account balance under the Offering.

20.	Amendment of the Plan

20.1	Amendment to plan rules except Rule 3.2

The Board of Directors of the Parent or the Committee may at any time, and from time to time, amend the Plan except that without the approval of the shareholders of the Parent no amendment (save as noted in Rule 20.2) shall be made increasing the number of Shares approved for the Plan or making any other change that would require shareholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code or altering to the advantage of any participating employee (except for minor amendments to benefit the administration of the plan, to take account of a change in the legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for participating employees in the plan or for the Parent or for Designated Subsidiaries) the persons to whom or for whom Shares and any other benefits are provided under the plan; the limitations on the number of Shares subject to the plan; the maximum entitlement of any participating employee; and the basis for determining a participating employee’s entitlement to Shares and any other benefits and for the adjustment thereof under Rule 19.2.

20.2	Amendment to Rule 3.2

In the case of an amendment to Rule 3.2, provided that such amendment would not thereby enable the limit in Rule 3.1 to be exceeded, the Board of Directors of the Parent or the Committee may make such amendment subject to obtaining the approval within twelve months of such Board of Directors of the Parent or Committee amendment by the holders of a majority of the shares of the stock of the Parent present or represented and entitled to vote at a meeting of the shareholders.

21.	Insufficient Shares

If the total number of Shares that would otherwise be purchased on any Exercise Date plus the number of Shares purchased under previous Offerings under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase Shares on such Exercise Date.

22.	Termination of the Plan

The Plan shall terminate on the tenth anniversary of its adoption and may be terminated at any time by the Board of Directors of the Parent or the Committee. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded.

23.	Governmental Regulations

The Parent’s obligation to sell and deliver Shares under the Plan is subject to all governmental approvals required in connection with the authorization, issuance, or sale of such Shares and all applicable rules of any securities exchange on which Shares are listed or traded. The Parent may require, as a condition of exercise of any Option, that either (a) a registration statement under the Securities Act of 1933, as amended, shall be effective with respect to such Shares, or (b) the participating employee or beneficiary shall have represented, in a manner satisfactory to the Parent, that it is his intention to purchase the Shares for investment and not for resale or distribution.

24.	Governing Law

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law or UK law.

25.	Issuance of Shares

Shares may be issued from authorized but unissued Shares, Treasury Shares reissued or Shares transferred by a third party upon exercise of an Option.

26.	Tax Withholding

Participation in the Plan is subject to any required tax and/or social security and similar liabilities (whether of the United States or any other country) withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Parent and the Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including Shares issuable under the Plan or to make any other arrangements necessary for the Parent and the Subsidiaries to satisfy such withholding obligations.

27.	Notification upon Sale of Shares

Each employee agrees, by entering the Plan, to give the Parent or Designated Subsidiary prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within one year after the Exercise Date on which such Shares were purchased or within two years after the Offering Date for the Offering in which such Shares were purchased.

28.	Effective Date and Approval of Shareholders

The Plan shall take effect on the later of its adoption by the Board of Directors of the Parent and its approval by the holders of a majority of the shares of the Parent present or represented and entitled to vote at a meeting of shareholders, which approval must occur within twelve (12) months of the adoption of the Plan by the Board.